Exhibit 10.5

CONFIDENTIAL TREATMENT REQUESTED

UNDER 17 C.F.R. §§ 200.80(b)4, AND 240.24b-2

EXECUTION COPY

AMENDED AND RESTATED
RESEARCH AND DEVELOPMENT AGREEMENT

among

ISIS PHARMACEUTICALS, INC.,

SYMPHONY GENISIS HOLDINGS LLC

and

SYMPHONY GENISIS, INC.

Dated as of April 7, 2006

i

11.	Discontinuation Option		15

	11.1	Discontinuation Option	15

12.	Representations and Warranties		16

	12.1	Isis Representations and Warranties	16
	12.2	Symphony GenIsis Representations and Warranties	17

13.	Relationship Between Isis and Symphony GenIsis		19

14.	Change of Control		19

15.	No Restrictions; Indemnification		20

	15.1	No Restrictions	20
	15.2	Indemnification	20

16.	Limitation of Liabilities		23

	16.1	Between the Parties	23
	16.2	Pursuant to the RRD Services Agreement	23

17.	Term and Termination		24

	17.1	Term	24
	17.2	Termination for Isis’ Breach	24
	17.3	Termination for Symphony GenIsis’ Breach	24
	17.4	Termination of License Agreement	25
	17.5	Survival	25

18.	Miscellaneous		25

	18.1	No Petition	25
	18.2	Notices	25
	18.3	Governing Law; Consent to Jurisdiction and Service of Process	27
	18.4	WAIVER OF JURY TRIAL	27
	18.5	Entire Agreement	27
	18.6	Amendment; Successors; Assignment; Counterparts	27
	18.7	Severability	28
	18.8	Third Party Beneficiary.	28

Annex A – Certain Definitions

Annex B – Development Committee Charter

Annex C – Development Plan
Annex D – Development Budget
Annex E – Payment Terms

Schedule 6.4 – Isis Key Personnel

Schedule 12.1(f) – Material Disclosed Contracts

ii

AMENDED AND RESTATED
RESEARCH AND DEVELOPMENT AGREEMENT

This AMENDED AND RESTATED RESEARCH AND DEVELOPMENT AGREEMENT (this “Agreement”) is entered into as of April 7, 2006 (the “Closing Date”) by and among ISIS PHARMACEUTICALS, INC., a Delaware corporation (“Isis”), SYMPHONY GENISIS, INC., a Delaware corporation (“Symphony GenIsis”) (each of Isis and Symphony GenIsis being a “Party,” and collectively, the “Parties”), and SYMPHONY GENISIS HOLDINGS LLC, a Delaware limited liability company (“Holdings”) (which shall be a Party to this Agreement solely with respect to Articles 1 and 14 and Sections 5.3, 6.3, 6.4, 6.7 and 7.5). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in Annex A attached hereto.

PRELIMINARY STATEMENT

Isis and Holdings have entered into that certain Research and Development Agreement, dated as of April 7, 2006 (the “Research and Development Agreement”). Pursuant to this Agreement, Holdings desires to assign all of its rights and delegate its obligations under the Research and Development Agreement to Symphony GenIsis, and Isis and Symphony GenIsis desire to amend and restate the terms and conditions of the Research and Development Agreement.

In the Novated and Restated Technology License Agreement, Isis grants Symphony GenIsis an exclusive license to develop and commercialize certain compounds. Symphony GenIsis wishes for Isis to continue to develop such compounds. Symphony GenIsis and Isis desire to establish, and agree on the responsibilities of, a Development Committee to oversee such development. Isis and Symphony GenIsis further desire to comply with and perform certain agreements and obligations related thereto.

The Parties hereto agree as follows:

1.                                      Assignment. The Parties agree that from and after the Closing Date, all of the rights and obligations of Holdings under the Research and Development Agreement will be assigned and transferred to, and assumed by, Symphony GenIsis.

2.                                      Overview of Development.

(a)           The Parties shall develop the Programs in a collaborative and efficient manner. Representatives of the Parties shall engage in joint decision-making for the Programs as set forth in Articles 3 and 4 hereof. Symphony GenIsis shall have overall responsibility for all matters set forth in the Development Plan (pursuant to Article 7 hereof), and shall engage Isis (pursuant to Article 6 hereof), RRD International LLC (“RRD”) (pursuant to the RRD Services Agreement), and such independent contractors and agents as RRD and Isis may retain on Symphony GenIsis’ behalf, to act on behalf of Symphony GenIsis and carry out the duties set forth therein and herein, including management, supervisory and accounting functions, pre-clinical and clinical

1

development, scientific and technical services associated with such development, and patent work under the Programs.

(b)           Isis hereby acknowledges and agrees to Symphony GenIsis’ engagement of RRD to act on its behalf and to carry out the duties set forth herein and in the RRD Services Agreement, including, but not limited to (i) the management and administration of Symphony GenIsis, (ii) providing personnel and support to the Development Committee and the Symphony GenIsis Board, (iii) hiring, on Symphony GenIsis’ behalf, independent contractors and vendors, (iv) supervising and monitoring the development of the Programs, and (v) such other development-related work as Symphony GenIsis may reasonably delegate to RRD.

(c)           With respect to the ApoB Program, the GCGR Program and the GCCR Program, Isis shall be responsible for the execution of all pre-clinical and clinical development, all scientific and technical services associated with such development, and all patent work, including all related matters set forth in the Development Plan for such Programs.

(d)           Nothing in clause (c) shall in any way limit the authority of the Development Committee (as defined below) or the Symphony GenIsis Board hereunder, and the engagements and delegations set forth therein shall be subject to the terms and conditions of this Agreement and the RRD Services Agreement, and the satisfactory performance by RRD and Isis of their obligations pursuant hereto and thereto. The allocations of responsibility described in this Article 2 shall remain subject to further modification in accordance with the terms and conditions of this Agreement and the RRD Services Agreement.

3.                                      Development Committee.   The Parties shall establish and maintain a committee (the “Development Committee”) to oversee the development of the Programs (including the continued development and refinement of the Development Plan and the Development Budget). The Development Committee shall be established, operated and governed in accordance with the policies and procedures set forth in Annex B hereto (the “Development Committee Charter”). The Development Committee Charter may be amended only with the unanimous approval of the Development Committee Members and the consent of the Symphony GenIsis Board and Isis. In no event shall the Development Committee have the power to amend the terms of any Operative Document.

4.                                      Development Plan and Development Budget.

4.1          Generally.   The Parties have agreed, as of the Closing Date, to an Initial Development Plan and an Initial Development Budget, which are attached hereto and incorporated herein as Annex C and Annex D, respectively, and which shall be further developed and refined from time to time in accordance herewith. The Initial Development Plan consists (and the Development Plan shall consist) of detailed provisions governing all pre-clinical, clinical, scientific, technical, regulatory and patent work to be performed under the Operative Documents. Following the Closing Date, the Development Committee shall, on an ongoing basis, further develop the Development

2

Plan to include, without limitation, (i) an outline of the plan for the development of each Program; (ii) detailed Protocols for each Program; and (iii) outlines of non-clinical activities, key regulatory and quality activities, and CMC activities for each Program. The Initial Development Budget consists (and the Development Budget shall consist) of two (2) components: (x) a budget for the Development Plan (the “Clinical Budget Component”), and (y) a budget for the management and administrative functions of Symphony GenIsis, as set forth in Section 1(a) of the RRD Services Agreement (the “Management Budget Component”). The Clinical Budget Component shall be further divided into separate budgets for each Program, and, following the Closing Date, the Development Committee shall further develop and refine the Clinical Budget Component to include, without limitation, (1) budget spreadsheets summarizing anticipated costs of engaging third party service providers for each Protocol and the scope of Protocol-related work to be performed by such third parties; and (2) the number of full-time equivalents (“FTEs”) to be dedicated to the Programs (by function and work responsibilities, on a Program-by-Program basis). All presently anticipated or actual expenditures of Symphony GenIsis, including without limitation, compensation of members of the Symphony GenIsis Board, are included in the Initial Development Budget attached hereto as Annex D, and will continue to be included in any amendments thereof. The Development Committee shall, at the request of the Symphony GenIsis Board, submit the Development Plan and the Development Budget (as each shall have been developed and refined up to such point) to the Symphony GenIsis Board for its review at the first meeting of the Symphony GenIsis Board. Following the Symphony GenIsis Board’s review, the Development Committee shall work diligently to incorporate the comments generated by the Symphony GenIsis Board’s review and update the Development Plan and the Development Budget as soon as practicable, and submit the updated Development Plan and the Development Budget to the Symphony GenIsis Board for further review; provided that (x) in no event shall the aggregate total amount of the Development Budget be increased to an amount that is greater than [***]. without the consent of Isis (such consent to be given or withheld in Isis’ sole discretion), and (y) any amendments to or revisions of the Development Budget shall be made in accordance with Paragraph 14 of the Development Committee Charter and Section 2 of the Research Cost Sharing and Extension Agreement.

4.2          Amendments.

(a)           All amendments of and, all material deviations from, the Development Plan and Development Budget (including amendments or deviations made at the request of Isis or RRD, in accordance with Section 8.3 hereof or Section 2(b) of the  RRD Services Agreement, respectively) shall be made in accordance with the procedures described in this Article 4 and in the Development Committee Charter, including obtaining the approval of the Symphony GenIsis Board, as may be required by the Development Committee Charter.

(b)           The Development Committee shall review the Development Plan and Development Budget in their entirety on an annual basis to determine whether any changes are required, and shall comply with all procedures required to amend the Development Plan or Development Budget to implement such changes. Furthermore,

3

following the Closing Date, the Development Committee shall, on an ongoing basis, continue to develop the Development Plan, including, without limitation, as set forth in Section 4.1 and in response to requests, proposals or reports from Isis and RRD to the Development Committee.

(c)           A Program may only be discontinued in the event that either (i) the Parties mutually agree to discontinue such Program based on (A) a Medical Discontinuation Event, or (B) scientific evidence (regardless of whether such evidence is generated by a Party or a third party) that the likelihood of success for a particular Program is not enough to warrant further development (a “Scientific Discontinuation Event”) that arises in the course of developing such Program; or (ii) the Symphony GenIsis Board by (x) if the Symphony GenIsis Board shall have less than five (5) members, the unanimous consent of all the members of the Symphony GenIsis Board, or (B) if the Symphony GenIsis Board shall have five (5) members, an affirmative vote of four-fifths (4/5ths) of the members of the Symphony GenIsis Board, resolves to discontinue such Program. The Development Committee shall promptly thereafter amend the Development Plan to reflect such discontinuation and amend the Development Budget to reallocate to any or all of the remaining Programs the funds previously allocated to the discontinued Program (with any funds not then allocated to be held for reallocation by the Development Committee).

(d)           The Development Plan shall never be amended in any manner that would require Isis or Symphony GenIsis (or any Person acting on behalf of Isis or Symphony GenIsis (including RRD and its RRD Personnel)) to perform any assignments or tasks in a manner that would violate any applicable law or regulation. In the event of a change in any applicable law or regulation, the Development Committee shall consider amending the Development Plan to enable Isis or Symphony GenIsis (or any Person acting on behalf of Isis or Symphony GenIsis (including RRD and its RRD Personnel)), as the case may be, to comply fully with such law or regulation. If such amendment is not approved, the affected Party shall be excused from performing any activity specified herein or in the Development Plan that would violate or result in a violation of any applicable law or regulation.

5.                                      Regulatory Matters.

5.1          FDA Sponsor.   Notwithstanding any governance provision contained herein or in any Operative Document, the Parties agree that, until the termination or unexercised expiration of the Purchase Option, Isis shall be the FDA Sponsor for the Programs (except any Programs which were the subject of a Discontinuation Option that was not exercised by Isis). Isis shall have the responsibility and the authority to act as the sponsor and make those decisions and take all actions necessary to assure compliance with all regulatory requirements. Isis agrees to be bound by, and perform all obligations set forth in, 21 C.F.R. § 312 related to its role as the FDA sponsor for the Programs (the “FDA Sponsor”). Notwithstanding anything to the contrary in Article 4 or the Development Committee Charter, Isis, in its capacity as FDA Sponsor, may discontinue or modify any Program without the approval of the Development Committee or the Symphony GenIsis Board in the event such actions are: (a) triggered by an event that is reportable to the

4

FDA; and (b) reasonably necessary to avoid the imposition of criminal or civil liability; provided, however, that to the extent commercially reasonable, Isis shall (i) pursuant to Section 5.2, advise and consult with the Development Committee prior to taking such action and (ii) forward a copy of all such correspondence to the members of the Symphony GenIsis Board.

5.2          Correspondence.   Each Party hereto acknowledges that Isis, in its capacity as FDA Sponsor, shall be the Party responding to any regulatory correspondence or inquiry. Each Party shall: (a) notify the other Parties promptly of any FDA or other governmental or regulatory inspection or inquiry concerning any study or project under the Programs, including, but not limited to, inspections of investigational sites or laboratories; and (b) forward to the other Parties copies of any correspondence from any regulatory or governmental agency relating to such a study or project, including, but not limited to, Form FD-483 notices and FDA refusal to file, action or warning letters, even if they do not specifically mention the other Parties. Symphony GenIsis shall obtain the written consent of Isis, which consent will not be unreasonably withheld, before referring to Isis or its Affiliates in any regulatory correspondence, except to the extent that such reference is required by law or simply refers to the existence of this Agreement or any of the other Operative Documents. Furthermore, Isis shall be the Party responsible for responding to or handling any FDA or regulatory inspection; provided, that Isis shall notify the Development Committee (i) within twenty-four (24) hours of the commencement of a clinical hold for any Protocol, and (ii) concurrently with its submission to the FDA of any IND safety reports for the Programs.

5.3          Inspections and Meetings.   Each Party agrees that, during an inspection by the FDA or other Regulatory Authority concerning any study or project under the Programs, it will not disclose information and materials (including but are not limited to (x) financial data and pricing data including, but not limited to, budget and payment schedules, (y) sales data (other than shipment data), and (z) personnel data (other than data as to qualification of technical and professional persons performing functions subject to regulatory requirements)) to such agency without the prior consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except to the extent that such Party may be required to disclose such information and materials or such Party determines, in its reasonable judgment, that it is prudent to disclose such materials or information at such time. Furthermore, each Party shall promptly inform each other Party of any meetings concerning the Programs between its personnel and any Regulatory Authority or other outside personnel or agencies, and shall, upon a request from such other Party or Parties, and to the extent reasonably possible, facilitate the attendance at such meetings of a Development Committee Member nominated (x) by Holdings if Isis was the notifying Party, or (y) by Isis if Holdings or Symphony GenIsis was the notifying Party.

5.4          Transfer of FDA Sponsorship.

(a)           On or prior to the thirtieth (30th) day after the unexercised expiration or termination of the Purchase Option, Isis shall cease to act as the FDA sponsor for the Programs for which Isis has not exercised the Discontinuation Option, and Isis and

5

Symphony GenIsis shall, at Symphony GenIsis’ expense, take all actions necessary to effect the transfer of (x) the Regulatory Files solely related to such Programs to Symphony GenIsis or its designee in accordance with Section 2.7 of the Novated and Restated Technology License Agreement, and (y) any and all materials necessary for Symphony GenIsis to practice or exploit the license granted to it under the Novated and Restated Technology License Agreement, by such date. In conjunction with such transfer, Isis hereby assigns to Symphony GenIsis or its designee, as of the date specified in the first sentence of this Section 5.4(a), all of the material agreements to which Isis is a Party and that: (i) are related to such Programs; (ii) provide Isis with goods and services (clinical and manufacturing) from third party suppliers and subcontractors; and (iii) are assignable to Symphony GenIsis or its designee. Isis shall provide copies of all such contracts to Symphony GenIsis in connection with such transfer. Isis shall use commercially reasonable efforts to cause the transfer of any non-assignable material agreements meeting the criteria set forth in (i) and (ii) above, or if such agreements are not assignable, Isis shall act as agent of Symphony GenIsis in processing all goods and services under such agreements. Isis agrees to take such commercially reasonable actions as Symphony GenIsis may request in furtherance of the foregoing at the expense of Symphony GenIsis  Such efforts shall not include any obligation for Isis to incur any out-of-pocket costs in connection with such transfer.

(b)           Upon the discontinuation of any of the Programs pursuant to Section 4.2(c), Isis shall have no further obligations with respect to such Programs under the Operative Documents. If such Programs are transferred or licensed to a third party in accordance with Section 11.1 (such third party, the “Transferee”), then Isis shall cooperate with Symphony GenIsis and the Transferee to effect the assignment to the Transferee of the sponsorship to the Regulatory Files with respect to the Program for which Transferee has acquired rights; provided, however, that Isis shall not be obligated to take any action pursuant to this Section 5.4(b) for which it will not receive full reimbursement from Symphony GenIsis or another party. The assignment of such Regulatory Files to the Transferee does not include an assignment of any Licensed Intellectual Property.

6.                                      Isis’ Obligations.

6.1          Generally.

(a)           Isis shall be responsible for (i) the execution of all matters set forth in the Development Plan for the ApoB Program, the GCGR Program and the GCCR Program, and (ii) the execution of all other matters set forth in the Development Plan that have been delegated to Isis by Symphony GenIsis (collectively, the “Isis Obligations”); provided, however that, following the Closing Date, the Development Committee shall be responsible for any decision to delegate additional matters or responsibilities to Isis.

(b)           Isis agrees that it will work diligently and use commercially reasonable efforts to discharge the Isis Obligations in a good scientific manner and in accordance with the Development Plan, the Development Budget, and the terms of this Agreement. In the event that Isis is unable to execute any of the aforementioned development

6

activities which comprise the Isis Obligations in accordance with the standard established in the preceding sentence, as determined by the Development Committee, Symphony GenIsis shall re-assign such development activities in a manner to be determined by the Development Committee, and Isis shall transfer and deliver to Symphony GenIsis (or RRD on behalf of Symphony GenIsis) any and all materials, documents, files and other information relating to such development activities; provided, that Isis shall be permitted to retain copies of such transferred materials, documents, files and other information relating to such development activities as necessary in order to comply with any requirements of a Governmental Authority.

6.2          Subcontracting.   All agreements between Isis and third parties (including without limitation clinical research organizations and contract manufacturers) for such third parties to perform any Isis Obligations (each such third party, an “Isis Subcontractor” and each such agreement, a “Subcontracting Agreement”) entered into by Isis prior to the Closing Date (except for those master service agreements executed prior to the Closing Date that, only through the subsequent addition of a new work order, change order, project or the like after the Closing Date, become Subcontracting Agreements) shall be deemed to be acceptable to the Parties in all respects. Following the Closing Date, Isis shall obtain the approval of the Development Committee prior to entering into any Subcontracting Agreement or amending or terminating any Subcontracting Agreement. Isis shall provide the Development Committee with a copy of each draft Subcontracting Agreement at a monthly Development Committee meeting, or at such other time as may be agreed among the Parties, prior to the execution of such Subcontracting Agreement. The terms of any such Subcontracting Agreements shall be deemed the Confidential Information of Isis and be subject to the rights and obligations set forth in the Confidentiality Agreement. Isis shall monitor the performance of its Isis Subcontractors and shall promptly notify the Development Committee with respect to any Isis Subcontractor performance issues that may have a material adverse effect on the Programs. The Development Committee shall have the authority to direct Isis to terminate any Subcontracting Agreement pursuant to the terms thereof.

6.3          Reports.   Isis shall keep the Development Committee informed of its activities under the Development Plan through regular reports. At each Scheduled Meeting of the Development Committee, Isis shall, to the extent reasonably required by the Development Committee, provide the Development Committee with a summary of Isis’ activities and developments with respect to the Programs for the period following the most recent preceding Scheduled Meeting. Such summary shall include: (i) a copy of each new Protocol for the Programs being drafted by Isis; (ii) a copy of each standard clinical study progress report for the Programs received by Isis during the preceding month from any of the clinical research organizations engaged by Isis pursuant to any Subcontracting Agreements; (iii) updates regarding (A) CMC status, non-clinical program status, regulatory and quality program status, communications with regulatory agencies, results of meetings of Isis’ Clinical Advisory Board for a particular Program, and results of meetings with consultants for the Programs, all to the extent related to Isis’ activities under the Development Plan, and (B) patient enrollment, any adverse events (to the extent Isis has been notified of such adverse events) or serious adverse events, any added or terminated clinical trial sites, any significant Protocol deviation and any interim

7

analyses or statistical reports, all to the extent relating to clinical trials under the Development Plan; (iv) a financial report, in a format agreed upon by the Development Committee, itemizing actual spending under the Development Plan as well as any variation from planned spending; (v) if the portion of the Development Budget related to a particular Program is altered to the extent that available funding for such Program no longer appears to be adequate to complete the Program, an updated budget forecast; and (vi) such other information as the Development Committee may reasonably request.

6.4          Staffing.   Isis shall provide such sufficient and competent staff and Personnel (including, without limitation, such employees or agents of, or independent contractors retained by, Isis) that have the skill and expertise necessary to perform the Isis Obligations. Isis shall notify Symphony GenIsis in advance, if practicable, and in any event promptly thereafter, of any change in Key Personnel involved in the Programs.

6.5          QA Audit.   During the Term, Isis will permit Symphony GenIsis’ representatives, such representatives to be identified by Symphony GenIsis in advance and reasonably acceptable to Isis, to examine and audit the work performed by Isis hereunder and the Isis facilities at which such work is conducted to determine that the project assignment is being conducted in accordance with the agreed upon services (“QA Audits”) during regular business hours. Symphony GenIsis shall give Isis reasonable advance notice of such QA Audits specifying the scope of the audit. Symphony GenIsis shall reimburse Isis for its time associated with QA Audits; provided, however, that should a particular QA Audit reveal a material deficiency, then Symphony GenIsis will not be responsible for costs associated with such QA Audit, the work to be re-performed or the costs or expenses associated with curing any material deficiencies. Symphony GenIsis and Isis shall meet to discuss the results of the QA Audit and, if required, jointly agree upon any actions that will be required as a result of such audits including defining material deficiencies to be addressed. Isis shall make commercially reasonable efforts to reconcile all such deficiencies found by Symphony GenIsis during such QA Audit.

6.6          Financial Audit.   During the Term, Isis will permit Symphony GenIsis’ representatives (such representatives to be identified by Symphony GenIsis in advance and reasonably acceptable to Isis), to verify Isis’ invoices, other receipts, and FTE records that are related to Isis’ performance of the work under the Programs (“Financial Audits”), which review shall be conducted during regular business hours will take place no more than once per year, unless otherwise agreed to by the Parties. Symphony GenIsis shall give Isis reasonable advance notice of such Financial Audits specifying the scope of the audit, which shall not include work that has previously undergone Financial Audits. Symphony GenIsis shall reimburse Isis for its time associated with Financial Audits; provided, however, that should a particular Financial Audit reveal an aggregate variance of more than 5% between such financial records and the reports submitted by Isis to Symphony GenIsis for reimbursement purposes, then Symphony GenIsis will not be responsible for costs associated with such Financial Audit. Symphony GenIsis and Isis shall meet to discuss the results of the Financial Audit and, if required, jointly agree upon any actions that will be required as a result of such audits including defining material discrepancies to be addressed. Isis shall make commercially reasonable efforts to reconcile all such discrepancies found by Symphony GenIsis during such Financial

8

Audit. In addition, Isis shall, during regular business hours, cooperate with, and promptly respond to inquiries from, the Symphony GenIsis Auditors, if the Symphony GenIsis Auditors shall reasonably conclude that they require additional information or clarification regarding any invoices, other receipts or FTE records submitted by Isis.

6.7          Insurance.

(a)           Subject to Section 6.7(b), Isis shall, at all times and at Isis’ own expense, cause, to the extent available on a commercially reasonable basis, clinical trials and product liability insurance with respect to bodily injury or property damage, and with respect to such other risks as are covered by insurance maintained by Isis in connection with other medical technology, in an amount not less than [***] per occurrence and [***] in the aggregate, to be carried and maintained with financially sound insurers of recognized standing; provided, that, following the submission by Isis of the applicable invoices for such coverage, Symphony GenIsis shall reimburse Isis for [***] of the cost of obtaining and maintaining such insurance. The deductible for the insurance policy shall not exceed [***] per occurrence and [***] in the aggregate. Subject to Section 6.7(d), the terms and conditions of such liability insurance shall be no less favorable to Symphony GenIsis than the liability insurance maintained by Isis as of the Closing Date.

(b)           Isis shall not be required to maintain the liability insurance required by this section if and to the extent that Isis furnishes to each of Symphony GenIsis and Holdings a written report of an independent insurance advisor of recognized national standing acceptable to Symphony GenIsis and Holdings confirming in reasonable detail that such insurance, in respect of amount or scope of coverage, is not available on a commercially reasonable basis. In such event Isis shall maintain liability insurance to the extent it is available on a commercially reasonable basis. If the insurance which was previously discontinued because of its commercial unavailability later becomes available on a commercially reasonable basis, Isis shall reinstate such insurance.

(c)           Prior to the expiration of the liability insurance required to be carried hereunder, Isis shall make a good faith effort to renew or replace such policy, and furnish to each of Symphony GenIsis and Holdings a certificate of insurance evidencing that such insurance has been replaced or renewed in compliance with this Section 6.7.

(d)           Each insurance policy required by this Section 6.7 shall, to the extent available on a commercially reasonable basis:

(i)            name Symphony GenIsis, along with Symphony GenIsis’ affiliates, subsidiaries, directors, officers, partners, employees, advisers and any other individual or organization for which Symphony GenIsis is obligated to provide insurance, and RRD, along with RRD’s affiliates, subsidiaries, directors, officers, partners, employees, advisers and any other individual or organization for which RRD is obligated to provide insurance, to the extent that such parties are engaged in activities contemplated by the Development Plan, as the only additional insureds (the “Additional Insureds”). Symphony GenIsis may also add other entities or individuals as additional insureds in good faith as part of the

9

continued development of the Programs as contemplated by the Development Plan;

(ii)           exclusively cover Symphony GenIsis’ participation in the transactions and activities set forth in the Operative Documents to which Symphony GenIsis is a party;

(iii)          require thirty (30) days prior notice to Symphony GenIsis and Holdings of cancellation for any reason;

(iv)          not require contributions from other policies held by the Additional Insureds;

(v)           waive any right of set-off, counterclaim, deduction or subrogation of the insurers against the Additional Insureds;

(vi)          continue to cover the Additional Insureds regardless of any breach or violation of any warranty, declaration or condition contained in such policy by Isis;

(vii)         waive any right to claim any premium or commissions against the Additional Insureds;

(viii)        require that the exclusions are reasonably acceptable to Symphony GenIsis and Holdings;

(ix)           require that a copy of the insurance policy, all policy amendments, and any notices of cancellation or non-renewal, be sent to each of Symphony GenIsis and Holdings;

(x)            have an order of payments provision requiring the insurer to pay any covered loss of the Additional Insureds first; and

(xi)           require that the Additional Insureds shall also have the right to purchase the extended reporting period that is available in such policy.

(e)           If Isis is in default of its obligation to obtain or maintain the insurance coverage specified herein when such coverage is available on a commercially reasonable basis, Symphony GenIsis may, at its option, but shall not be required to, provide such insurance, and in such event, Isis shall, upon demand from time to time, reimburse Symphony GenIsis for any incremental costs incurred by Symphony GenIsis in obtaining insurance coverage to replace the insurance coverage which Isis shall have failed to maintain.

(f)            Isis shall provide each of Symphony GenIsis and Holdings with a blind copy of all material correspondence between Isis, the insurer and/or the insurance broker relating to the insurance policies discussed in this Section 6.7.

10

(g)           Isis shall provide each of Symphony GenIsis and Holdings with a copy of the insurance policy upon receipt from the insurer.

(h)           In the event of a circumstance, occurrence, claim or suit that may be covered under the insurance policy, Isis shall promptly provide notice of such event to each of Symphony GenIsis and Holdings.

(i)            Nothing in this Section 6.7 shall prohibit Symphony GenIsis from obtaining insurance for its own account as contemplated in the Operative Documents, and any proceeds payable thereunder shall be as provided in the insurance policy relating thereto.

(j)            Once in any twelve (12) month period, at Symphony GenIsis’ request, Isis shall provide certificates of insurance to each of Symphony GenIsis and Holdings, evidencing that the insurance required by this Section 6.7 is in effect.

(k)           If for any reason Isis cancels or fails to renew any liability insurance policy required by this Section 6.7, then Symphony GenIsis shall have the option to purchase the longest extended reporting period that is available on a commercially reasonable basis under such policy.

7.                                      Symphony GenIsis’ Obligations.

7.1          Generally.   Symphony GenIsis shall have overall responsibility for all matters set forth in the Development Plan, and shall be responsible for (i) executing or delegating its management and administration responsibilities; and (ii) executing or delegating the clinical development activities set forth in the Development Plan. Symphony GenIsis shall, and shall instruct all Persons whom it engages pursuant to Section 2 hereof to, perform its obligations hereunder and under Development Plan acting in good faith and in accordance with the applicable provision of the Development Plan, the Development Budget, and the terms of this Agreement.

7.2          Subcontracting.   Symphony GenIsis is subcontracting, and will in the future subcontract, certain of its responsibilities under the Development Plan to RRD (pursuant to the RRD Services Agreement), to Isis (pursuant hereto) and to other vendors and service providers (pursuant to subcontracting agreements to be approved by the Development Committee); provided, that Symphony GenIsis shall remain responsible for the performance of its obligations hereunder notwithstanding any such arrangement. Any subcontracting agreement entered into by Symphony GenIsis (including such contracts as RRD may negotiate on its behalf) shall include a provision permitting assignment at any time of the subcontracting agreement from Symphony GenIsis to Isis without the subcontractor’s consent.

7.3          Insurance.   Symphony GenIsis shall maintain insurance with creditworthy insurance companies against such risks and in such amounts as are usually maintained or insured against by other companies of established repute engaged in the same or a similar business.

11

7.4          Staffing.   Symphony GenIsis shall use commercially reasonable efforts to provide, or cause to be provided on its behalf (including Personnel retained by RRD), sufficient and competent staff and Personnel that have the skill and expertise necessary to perform Symphony GenIsis’ obligations under this Agreement, the RRD Services Agreement, the Development Plan and the Development Budget, including, but not limited to, (i) carrying out its management and administrative functions pursuant to the RRD Services Agreement, and (ii) and carrying out its clinical development duties in accordance with this Agreement, the Development Plan and the Development Budget.

7.5          Audit.   Symphony GenIsis shall permit each of Isis, Holdings, Investors and each Symphony Fund and their duly authorized representatives at all reasonable business hours to inspect (1) Symphony GenIsis’ books, records and other reasonably requested materials and (2) any and all properties of Symphony GenIsis, and it shall provide to each of Isis, Holdings, Investors and each Symphony Fund all books, records and other materials related to any meeting of the Symphony GenIsis Board and to permit Holdings, Investors and each Symphony Fund to make copies or extracts therefrom; provided, that each aforementioned party may conduct one such inspection in each calendar year without cost to such party, and that any party conducting additional inspections shall reimburse the Manager for its reasonable costs and expenses in facilitating such inspection. Symphony GenIsis and Isis shall meet to discuss the results of the audit and, if required, jointly agree upon any actions that will be required as a result of such audits including defining material discrepancies to be addressed. Symphony GenIsis shall make commercially reasonable efforts to reconcile all such discrepancies found by Isis, Holdings, Investors or any Symphony Fund during such audit.

8.                                      Funding and Payments.

8.1          Use of Proceeds.   Symphony GenIsis shall use any and all (x) net proceeds received by Symphony GenIsis as a result of the Financing, (y) indemnity payments received by Symphony GenIsis, and (z) payments received by Symphony GenIsis pursuant to first and third party covered insurance claims, for the development of the Programs and general corporate purposes, including the payment of all fees and expenses in accordance with the Development Plan and the Development Budget, as may be modified from time to time pursuant to Section 4.2 and the payment of any indemnification obligations of Symphony GenIsis under the Operative Documents and agreements with third party contractors. Notwithstanding the foregoing, Symphony GenIsis agrees that any agreement under which Symphony GenIsis indemnifies any Person shall contain appropriate provisions to cause such Person who receives payments from Symphony GenIsis as a result of Symphony GenIsis’ indemnification obligations under the Operative Documents, and who is subsequently reimbursed from insurance proceeds with respect to such losses, costs, interest, awards, judgments, fees liabilities, damages and expenses for which such Person received the indemnity payments from Symphony GenIsis, to then reimburse Symphony GenIsis the amounts paid to such Person by Symphony GenIsis to the extent of the insurance proceeds. Symphony GenIsis further agrees to use all commercially reasonable means to enforce such provisions.

12

8.2          Reimbursement.   Symphony GenIsis shall compensate Isis and RRD fully for their respective Development Plan-associated activities, including without limitation its research, clinical and manufacturing services, and any other activities delegated to Isis or RRD by Symphony GenIsis or the Development Committee. Such compensation shall be made to (a) Isis in accordance with the provisions of this Article 8 and the payment terms attached hereto as Annex E (the “Payment Terms”), the terms of which are hereby adopted and incorporated herein, and (b) RRD in accordance with the payments terms of Section 6 of the RRD Services Agreement and Annex C thereto.

8.3          Budget Allocation and Deviations.   Isis shall have the discretion to incur out-of-pocket fees, expenses and costs and allocate Isis resources in a manner consistent with the Development Plan and the Development Budget. If Isis reasonably anticipates that the actual cost for any particular activity will exceed the greater of (i) [***] of that portion of the Development Budget allocated for such activity, and (ii) [***] of that portion of the Development Budget allocated for such activity (or such greater amount as the Symphony GenIsis Board may subsequently determine), then Isis may request that the Development Committee amend the Development Budget, either at its next Scheduled Meeting or at an Ad Hoc Meeting, to reflect such cost increase. Isis shall not be reimbursed for such additional expenditure without the prior approval of the Development Committee.

8.4          Employee Benefits.   Symphony GenIsis shall not be responsible for providing or paying any benefits (including, but not limited to, unemployment, disability, insurance, or medical, and any pension or profit sharing plans) to Isis or to any employees of Isis or any persons retained or used by Isis to perform activities pursuant to the Development Plan, including independent contractors, Subcontractors and agents (collectively, “Isis Personnel”). As to Isis or any Isis Personnel, Symphony GenIsis shall not be responsible for: (a) any federal, state or local income tax withholding; (b) “FICA” contributions; (c) contributions to state disability funds or liability funds or similar withholdings; (d) payment of any overtime wages; (e) workers’ compensation; or (f) compliance with any laws, rules or regulations governing employees. Isis agrees that, as between Symphony GenIsis and Isis, Isis is and will continue to be solely responsible for: (i) all matters relating to the payment of compensation and provision of benefits to Isis Personnel; and (ii) compliance with all applicable laws, rules and regulations governing Isis’ employees.

9.                                      Covenants.

9.1          Mutual Covenants.   Each of Isis and Symphony GenIsis covenants and agrees that, with respect to the Programs and any other rights and obligations set forth in the Operative Documents, it shall:

(a)           perform all of its obligations pursuant to this Agreement in material compliance with: (i) all applicable federal and state laws, statutes, rules, regulations and orders (including all applicable approval and qualification requirements thereunder), including, without limitation, the Federal Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto; (ii) all applicable good clinical practices and

13

guidelines; (iii) all applicable standard operating procedures; (iv) all applicable Protocols; and (v) the provisions of this Agreement;

(b)           keep complete, proper and separate books of record and account, including a record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of its business, all in accordance with GAAP;

(c)           not employ (or, to the best of its knowledge without further duty of inquiry, shall not use any contractor or consultant that employs) any individual or entity debarred by the FDA (or subject to a similar sanction of any other Regulatory Authority), or, to the best of its knowledge without further duty of inquiry, any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of any other Regulatory Authority), in the conduct of the Programs;

(d)           promptly deliver to the other, upon receipt thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority, which would reasonably be expected to affect such Party’s ability to perform its obligations under this Agreement;

(e)           upon it receiving Knowledge of (i) a material event or development with respect to any Program or (ii) a breach of any covenant or representation of such Party in any material respect, such Party shall notify the other Party in writing within three (3) Business Days of the receipt of such Knowledge by any executive officer of such Party, provided that the failure to provide such notice shall not impair or otherwise be deemed a waiver of any rights any Party may have arising from such material event or breach; and

(f)            with reasonable promptness, deliver to the other such data and information relating to the ability of such Person to perform its obligations hereunder as from time to time may be reasonably requested by the other (subject to the maintenance of the confidentiality of any such information by the receiving Party). For the avoidance of doubt, this Section 9.1(f) includes Isis’ obligations to provide financial and other necessary information to Symphony GenIsis and RRD to enable Symphony GenIsis to fulfill its obligations to Isis under Section 5(d) of the Purchase Option Agreement, and to enable RRD to fulfill its obligations to Symphony GenIsis and Isis under Sections 5(a) and 5(b) of the RRD Services Agreement.

10.                               Confidentiality.

10.1        Confidentiality Agreement.   It is understood that during the course of this Agreement each of the Parties shall be bound by the terms of the Confidentiality Agreement. In addition, the Parties’ employees, subcontractors and agents shall be bound by terms substantially similar to the Confidentiality Agreement. The foregoing shall not be construed to (a) require Isis to amend or supplement any of the agreements it entered into prior to the Closing Date, or (b) apply to future agreements Isis may enter into with any Isis Accounting Advisor, even if the confidentiality provisions in such agreements do not satisfy the foregoing requirement.

14

10.2        Permitted Disclosure of Information.   The Parties agree that Isis shall have access to, and may use and disclose the Development Plan and any existing or newly generated data or intellectual property developed with respect to the Programs (i) to obtain the assistance of one or more third parties to develop and/or commercialize the Programs subject to the terms of this Agreement, the other Operative Documents and appropriate confidentiality agreements pursuant to Section 10.1 or as approved by Symphony GenIsis, (ii) to use such intellectual property for all purposes not licensed exclusively to Symphony GenIsis under the Novated and Restated Technology License Agreement, and (iii) through press releases, in public presentations or as part of other appropriate public disclosures; provided that all such disclosure under this Section 10.2 shall be subject to the terms of the Confidentiality Agreement.

11.                               Discontinuation Option.

11.1        Discontinuation Option.

(a)           A Program may only be discontinued in accordance with Section 4.2(c). In the event of such a Program discontinuation during the Term, (i) Symphony GenIsis shall so notify Isis promptly and in writing of such discontinuation, and (ii) Isis shall have the right and option (a “Discontinuation Option”), exercisable for [***] days after receipt of such written notice from Symphony GenIsis of such discontinuation, to buy back the Licensed Intellectual Property related to such discontinued Program for a price  (payable by wire transfer to Symphony GenIsis) that is the sum of (x) the funds expended on such discontinued Program and (y) a share of all non-Program-specific expenditures that is in the same proportion to the total of all non-Program-specific expenditures as the amount in clause (x) of this sentence is to the aggregate of all Program-specific expenditures (the “Discontinuation Price”), to be reasonably determined between the Parties, or, if the Parties are unable to come to a resolution, for a Discontinuation Price determined in accordance with Section 11.1(c) hereof. If the Discontinuation Price is determined in accordance with Section 11.1(c), then such [***] day period shall be extended by the time needed by the Experts for such determination. Any Discontinuation Price paid to Symphony GenIsis under this Section 11.1(a) and subsequently dividended or otherwise distributed to Holdings shall reduce the Purchase Option Exercise Price in the amount of such dividends or other distributions.

(b)           Following the expiration of the Discontinuation Option without exercise by Isis, if Symphony GenIsis transfers or licenses such Program rights to a third party before the termination of the Term, all payments and other consideration that Holdings receives directly from such third party or that Symphony GenIsis receives from such third party in connection with such transfer or license prior to the termination of the Term, and subsequently dividends or otherwise distributes to Holdings, shall reduce the Purchase Option Exercise Price in the amount of such dividends or other distributions. During the Term, under no circumstances may Symphony GenIsis or Isis (unless Isis has exercised a Discontinuation Option in respect of such Program) reinitiate work on a discontinued Program.

15

(c)           If Isis and Symphony GenIsis cannot agree on the Discontinuation Price, with respect to Section 11.1(a), Isis and Symphony GenIsis shall each appoint a nationally recognized expert in the field of pharmaceutical technology and licensing (each, an “Expert”) (that, in each case, has had no prior dealings with either of Isis and Symphony GenIsis in the preceding twelve (12) months), and such two (2) Experts shall appoint a third Expert. In accordance with this Section 11.1(c), such three (3) Experts shall jointly determine, or, if all three (3) Experts shall not be able to agree on such Discontinuation Price as applicable, two (2) of such three (3) Experts shall jointly determine, the Discontinuation Price, which determination shall be made within thirty (30) days of the appointment of the third Expert and, absent manifest error, shall be (i) binding and conclusive and (ii) the Discontinuation Price at which the Discontinuation Option shall be exercised by Isis. All costs and expenses incurred in appointing the Experts shall be shared equally between Isis and Symphony GenIsis.

12.                               Representations and Warranties.

12.1        Isis Representations and Warranties.   Isis hereby represents and warrants to Symphony GenIsis and Holdings that, as of the Closing Date:

(a)           Organization. Isis is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           Authority and Validity. Isis has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Novated and Restated Technology License Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance by Isis of this Agreement and the Novated and Restated Technology License Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary action required on the part of Isis, and no other proceedings on the part of Isis are necessary to authorize this Agreement or the Novated and Restated Technology License Agreement or for Isis to perform its obligations under this Agreement or the Novated and Restated Technology License Agreement. This Agreement and the Novated and Restated Technology License Agreement constitute the lawful, valid and legally binding obligations of Isis, enforceable in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c)           No Violation or Conflict. The execution, delivery and performance of this Agreement and the Novated and Restated Technology License Agreement and the transactions contemplated thereby do not and will not (i) violate, conflict with or result in the breach of any provision of the Organizational Documents of Isis, (ii) conflict with or violate any law or Governmental Order applicable to Isis or any of its assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration,

16

suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Isis, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Isis is a party except, in the case of clauses (ii) and (iii), to the extent that such conflicts, breaches, defaults or other matters would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Isis or a material adverse effect on the Programs.

(d)           Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Novated and Restated Technology License Agreement by Isis do not, and the consummation of the transactions contemplated thereby do not and will not, require any Governmental Approval which has not already been obtained, effected or provided, except with respect to which the failure to so obtain, effect or provide would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Isis or a material adverse effect on the Programs.

(e)           Litigation. Except as disclosed on the Isis 2005 10-K, there are no actions by or against Isis pending before any Governmental Authority or, to the knowledge of Isis, threatened to be brought by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Isis. There are no pending or, to the knowledge of Isis, threatened actions, to which Isis is a party (or is threatened to be named as a party) to set aside, restrain, enjoin or prevent the execution, delivery or performance of this Agreement or the Operative Documents or the consummation of the transactions contemplated hereby or thereby by any party hereto or thereto. Isis is not subject to any Governmental Order (nor, to the knowledge of Isis, is there any such Governmental Order threatened to be imposed by any Governmental Authority) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Isis or a material adverse effect on the Programs.

(f)            No Contracts. Except as disclosed on Schedule 12.1(f) hereto, there are no material contracts between Isis and any third party (other than licenses of intellectual property that is in turn licensed to Symphony GenIsis under the Novated and Restated Technology License Agreement), including contractors, manufacturers or suppliers, used with or otherwise necessary for the Programs, and all such contracts are assignable to Symphony GenIsis. With respect to the contracts disclosed on Schedule 12.1(f) hereto, the absence of such contracts (due to the inability or impracticability of assigning such contracts to Symphony GenIsis following a termination of this Agreement without the exercise of the Purchase Option) would not have a material adverse effect on any of the Programs or on Symphony GenIsis’ rights under the Novated and Restated Technology License Agreement.

12.2        Symphony GenIsis Representations and Warranties.   Symphony GenIsis hereby represents and warrants to Isis that, as of the Closing Date:

(a)           Organization. Symphony GenIsis is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

17

(b)           Authority and Validity. Symphony GenIsis has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Novated and Restated Technology License Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance by Symphony GenIsis of this Agreement and the Novated and Restated Technology License Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary action required on the part of Symphony GenIsis, and no other proceedings on the part of Symphony GenIsis are necessary to authorize this Agreement or the Novated and Restated Technology License Agreement or for Symphony GenIsis to perform its obligations under this Agreement or the Novated and Restated Technology License Agreement. This Agreement and the Novated and Restated Technology License Agreement constitute the lawful, valid and legally binding obligations of Symphony GenIsis, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c)           No Violation or Conflict. The execution, delivery and performance of this Agreement and the Novated and Restated Technology License Agreement and the transactions contemplated thereby do not and will not (i) violate, conflict with or result in the breach of any provision of the Organizational Documents of Symphony GenIsis, (ii) conflict with or violate any law or Governmental Order applicable to Symphony GenIsis or any of its assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Symphony GenIsis, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Symphony GenIsis is a party except, in the case of clauses (ii) and (iii), to the extent that such conflicts, breaches, defaults or other matters would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Symphony GenIsis.

(d)           Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Novated and Restated Technology License Agreement by Symphony GenIsis do not, and the consummation of the transactions contemplated thereby do not and will not, require any Governmental Approval which has not already been obtained, effected or provided, except with respect to which the failure to so obtain, effect or provide would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Symphony GenIsis.

(e)           Litigation. There are no actions by or against Symphony GenIsis pending before any Governmental Authority or, to the knowledge of Symphony GenIsis, threatened to be brought, by or before any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse

18

Effect on Symphony GenIsis. There are no pending or, to the knowledge of Symphony GenIsis, threatened actions to which Symphony GenIsis is a party (or is threatened to be named as a party) to set aside, restrain, enjoin or prevent the execution, delivery or performance of this Agreement or the Operative Documents or the consummation of the transactions contemplated hereby or thereby by any party hereto or thereto. Symphony GenIsis is not subject to any Governmental Order (nor, to the knowledge of Symphony GenIsis, is there any such Governmental Order threatened to be imposed by any Governmental Authority) that would, individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Symphony GenIsis or a material adverse effect on the Programs.

13.                               Relationship Between Isis and Symphony GenIsis.   Nothing contained in this Agreement or any acts or omissions hereunder shall constitute or be construed so as to create any joint venture or partnership relationship between Isis and Symphony GenIsis, and the Parties acknowledge and agree that Isis is acting as an independent contractor in the performance of its obligations under this Agreement.

14.                               Change of Control.   Isis will not, at any time during the Term, undergo a Change of Control, unless:

(a)           the Surviving Entity remains Isis; or

(b)           such Surviving Entity shall (i) have executed and delivered to Symphony GenIsis and Holdings instruments, in form and substance reasonably acceptable to Symphony GenIsis and Holdings, expressly assuming all of the obligations of Isis hereunder and under each other Operative Document to which Isis is a party; and (ii) have provided to Symphony GenIsis and Holdings an opinion of nationally recognized outside counsel to the effect that (A) the instruments referred to in clause (i) above are valid and binding obligations of such Surviving Entity, enforceable in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity, and except as may be set forth in any express representation and warranty of Isis in this Agreement, and (B) such Change of Control does not violate any material term of the Operative Documents; (iii) ensure that all material applications and filings have been made to, and all material consents have been received from, the United States Food and Drug Administration, and any applicable foreign equivalent thereof, necessary for the Surviving Entity to satisfy all of its material obligations under the Operative Documents, except to the extent that failure to make such applications or filings or receive such consents would not reasonably be expected to have a material adverse effect on the Programs or Symphony GenIsis’ rights under the Operative Documents; and (iv) have arranged for an appropriate senior executive of the Surviving Entity to discuss in good faith and reasonable detail with a representative of the Symphony GenIsis Board the Surviving Entity’s ongoing operations, including, but not limited to, the Surviving Entity’s commitment to Isis’ obligations under the Operative Documents, Holdings’ Put Option pursuant to Section 2A of the Purchase Option Agreement, and the strategic importance of the Programs to the Surviving Entity.

19

15.                               No Restrictions; Indemnification.

15.1        No Restrictions.   Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Isis or any director, officer, or employee of any of its subsidiaries or its Affiliates to engage in any other business or to devote his or her time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, nor limit or restrict the right of Isis or any of its affiliates to engage in any other business or to render services of any kind to any other Person.

15.2        Indemnification.

(a)           To the greatest extent permitted by applicable law, Isis shall indemnify and hold harmless Symphony GenIsis and RRD and each of their respective Affiliates, officers, directors, employees, agents, members, managers, successors and assigns (each, a “Symphony Indemnified Party”), and Symphony GenIsis shall indemnify and hold harmless Isis, and its Affiliates and each of their respective officers, directors, employees, agents (other than Isis Subcontractors), members, managers, successors and assigns (each, an “Isis Indemnified Party”), from and against any and all claims, losses, costs, interest, awards, judgments, fees (including reasonable fees for attorneys and other professionals), court costs, liabilities, damages and expenses with an aggregate value of at least [***] (as determined by the applicable Indemnified Party acting in good faith), incurred by any Symphony Indemnified Party or Isis Indemnified Party (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought) (hereinafter, a “Loss”) to the extent resulting from, arising out of, or relating to any and all third party suits, claims, actions, proceedings or demands based upon:

(i)            in the case of Isis being the Indemnifying Party, (A) any breach of any representation or warranty made by Isis herein or in any other Operative Document, (B) any breach of any covenant, agreement or obligation of Isis contained herein or in any other Operative Document, except to the extent such covenant, agreement or obligation relates to Isis’ performance under the Development Plan, (C) any gross negligence or willful misconduct of Isis (and not that of any Isis Subcontractors) in connection with Isis’ performance of its obligations under this Agreement (including the Development Plan), (D) any action undertaken or performed by or on behalf of Isis prior to, and including, the Closing Date that relates to the Programs or the Products, or (E) in the event Isis exercises a Discontinuation Option for a Program, any action undertaken and/or performed by or on behalf of Isis after the Discontinuation Closing Option Date and relating to the Product that was the subject of such Program (including the development, manufacture, use, handling, storage, sale or other disposition of such Product); in each case, except (1) with respect to Losses for which Isis is entitled to indemnification under this Article 15 or (2) to the extent such Loss arises from the gross negligence or willful misconduct of a Symphony Indemnified Party; and

(ii)           in the case of Symphony GenIsis being the Indemnifying Party, (A) any breach of any representation or warranty made by Symphony GenIsis herein  or in any other Operative Document, (B) any breach of any covenant, agreement or

20

obligation of Symphony GenIsis contained herein  or in any other Operative Document, (C) any gross negligence or willful misconduct of Symphony GenIsis (and not that of its direct subcontractors) in connection with Symphony GenIsis’ performance of its obligations under this Agreement, or (E) the development, manufacture, use, handling, storage, sale or other disposition of the Products (including in the course of conducting the Programs) during the Term (except with respect to the development, manufacture, use, handling, storage, sale or other disposition, after Isis’ exercise of the Discontinuation Option, of Products covered under Section 15.2(a)(i)(E)); in each case, except (1) with respect to Losses for which Symphony GenIsis is entitled to indemnification under this Article 15, or (2) Losses deemed to have arisen from the breach by Isis of any covenant, agreement or obligation under this Agreement that relates to Isis’ performance under the Development Plan, as determined by a court, arbitrator or pursuant to a settlement agreement, or (3) to the extent such Loss arises from the gross negligence or willful misconduct of an Isis Indemnified Party.

To the extent that the foregoing undertaking by Isis or Symphony GenIsis may be               unenforceable for any reason, such Party shall make the maximum contribution to the    payment and satisfaction of any Loss that is permissible under applicable law.

(b)           Notice of Claims. Any Indemnified Party that proposes to assert a right to be indemnified under this Section 15.2 shall notify Isis or Symphony GenIsis, as applicable (the “Indemnifying Party”), promptly after receipt of notice of commencement of any action, suit or proceeding against such Indemnified Party (an “Indemnified Proceeding”) in respect of which a claim is to be made under this Section 15.2, or the incurrence or realization of any Loss in respect of which a claim is to be made under this Section 15.2, of the commencement of such Indemnified Proceeding or of such incurrence or realization, enclosing a copy of all relevant documents, including all papers served and claims made, but the omission so to notify the applicable Indemnifying Party promptly of any such Indemnified Proceeding or incurrence or realization shall not relieve (x) such Indemnifying Party from any liability that it may have to such Indemnified Party under this Section 15.2 or otherwise, except, as to such Indemnifying Party’s liability under this Section 15.2, to the extent, but only to the extent, that such Indemnifying Party shall have been prejudiced by such omission, or (y) any other indemnitor from liability that it may have to any Indemnified Party under the Operative Documents.

(c)           Defense of Proceedings. In case any Indemnified Proceeding shall be brought against any Indemnified Party, it shall notify the applicable Indemnifying Party of the commencement thereof as provided in Section 15.2(b), and such Indemnifying Party shall be entitled to participate in, and provided such Indemnified Proceeding involves a claim solely for money damages and does not seek an injunction or other equitable relief against the Indemnified Party and is not a criminal or regulatory action, to assume the defense of, such Indemnified Proceeding with counsel reasonably satisfactory to such Indemnified Party. After notice from such Indemnifying Party to such Indemnified Party of such Indemnifying Party’s election so to assume the defense thereof and the failure by such Indemnified Party to object to such counsel within ten (10) Business Days following its receipt of such notice, such Indemnifying Party shall not be

21

liable to such Indemnified Party for legal or other expenses related to such Indemnified Proceedings incurred after such notice of election to assume such defense except as provided below and except for the reasonable costs of investigating, monitoring or cooperating in such defense subsequently incurred by such Indemnified Party reasonably necessary in connection with the defense thereof. Such Indemnified Party shall have the right to employ its counsel in any such Indemnified Proceeding, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless:

(i)            the employment of counsel by such Indemnified Party at the expense of the applicable Indemnifying Party has been authorized in writing by such Indemnifying Party;

(ii)           such Indemnified Party shall have reasonably concluded in its good faith (which conclusion shall be determinative unless a court determines that such conclusion was not reached reasonably and in good faith) that there is or may be a conflict of interest between the applicable Indemnifying Party and such Indemnified Party in the conduct of the defense of such Indemnified Proceeding or that there are or may be one or more different or additional defenses, claims, counterclaims, or causes of action available to such Indemnified Party (it being agreed that in any case referred to in this clause (ii) such Indemnifying Party shall not have the right to direct the defense of such Indemnified Proceeding on behalf of the Indemnified Party);

(iii)          the applicable Indemnifying Party shall not have employed counsel reasonably acceptable to the Indemnified Party, to assume the defense of such Indemnified Proceeding within a reasonable time after notice of the commencement thereof; provided, however, that (A) this clause (iii) shall not be deemed to constitute a waiver of any conflict of interest that may arise with respect to any such counsel, and (B) an Indemnified Party may not invoke this clause (iii) if such Indemnified Party failed to timely object to such counsel pursuant to the first paragraph of this Section 15.2(c) above (it being agreed that in any case referred to in this clause (iii) such Indemnifying Party shall not have the right to direct the defense of such Indemnified Proceeding on behalf of the Indemnified Party); or

(iv)          any counsel employed by the applicable Indemnifying Party shall fail to timely commence or reasonably conduct the defense of such Indemnified Proceeding and such failure has prejudiced (or is in immediate danger of prejudicing) the outcome of such Indemnified Proceeding (it being agreed that in any case referred to in this clause (iv) such Indemnifying Party shall not have the right to direct the defense of such Indemnified Proceeding on behalf of the Indemnified Party);

in each of which cases the fees and expenses of counsel for such Indemnified Party shall be at the expense of such Indemnifying Party. Only one counsel shall be retained by all Indemnified Parties with respect to any Indemnified Proceeding, unless counsel for any Indemnified Party reasonably concludes in good faith (which conclusion shall be

22

determinative unless a court determines that such conclusion was not reached reasonably and in good faith) that there is or may be a conflict of interest between such Indemnified Party and one or more other Indemnified Parties in the conduct of the defense of such Indemnified Proceeding or that there are or may be one or more different or additional defenses, claims, counterclaims, or causes or action available to such Indemnified Party.

(d)           Settlement. Without the prior written consent of such Indemnified Party, such Indemnifying Party shall not settle or compromise, or consent to the entry of any judgment in, any pending or threatened Indemnified Proceeding, unless such settlement, compromise, consent or related judgment (i) includes an unconditional release of such Indemnified Party from all liability for Losses arising out of such claim, action, investigation, suit or other legal proceeding, (ii) provides for the payment of money damages as the sole relief for the claimant (whether at law or in equity), (iii) involves no finding or admission of any violation of law or the rights of any Person by the Indemnified Party, and (iv) is not in the nature of a criminal or regulatory action. No Indemnified Party shall settle or compromise, or consent to the entry of any judgment in, any pending or threatened Indemnified Proceeding (A) in respect of which any payment would result hereunder or under any other Operative Document, (B) which includes an injunction that will adversely affect any Indemnifying Party, (C) which involves a finding or admission of any violation of law or the rights of any Indemnifying Party, or (D) which is in the nature of a criminal or regulatory action, without the prior written consent of the Indemnifying Party, such consent not to be unreasonably conditioned, withheld or delayed.

16.                               Limitation of Liabilities.

16.1        Between the Parties.   TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, MEMBERS, MANAGERS, EMPLOYEES, INDEPENDENT CONTRACTORS OR AGENTS (INCLUDING RRD AND ITS MEMBERS, MANAGERS, EMPLOYEES, INDEPENDENT CONTRACTORS AND AGENTS) SHALL HAVE ANY LIABILITY OF ANY TYPE (INCLUDING, BUT NOT LIMITED TO, CLAIMS IN CONTRACT, NEGLIGENCE AND TORT LIABILITY) FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, THE LOSS OF OPPORTUNITY, LOSS OF USE OR LOSS OF REVENUE OR PROFIT IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE SERVICES PERFORMED HEREUNDER, EVEN IF SUCH DAMAGES MAY HAVE BEEN FORESEEABLE. THE FOREGOING SHALL NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 15.2 AND SHALL NOT APPLY TO BREACHES OF ITS CONFIDENTIALITY OBLIGATIONS PURSUANT TO ARTICLE 10.

16.2        Pursuant to the RRD Services Agreement.   Each Party hereby acknowledges and agrees that, pursuant to Sections 9(f) and (g) of the RRD Services Agreement, RRD has expressly disclaimed all liability for (a) any claim arising out of, or allegedly arising out of the activities carried out by (or within the authority of) Isis (and such Isis

23

Subcontractors and vendors it may retain) hereunder, or for any liability arising under the Novated and Restated Technology License Agreement with respect to any license or sublicense thereunder in relation to the activities carried out by (or within the authority of) Isis (and such Isis Subcontractors and vendors it may retain) hereunder, and (b) supervising, compensating or discharging, or any other liability to or with respect to, any vendor retained by Isis (or, in the case of a vendor engaged by both RRD and Isis, to and for such vendor to the extent that such vendor performs services for Isis), except that RRD shall make payments from Symphony GenIsis’ funds to reimburse Isis, in accordance with Article 8 and Annex E of this Agreement, for costs and expenses incurred by Isis in connection with the engagement of such vendors by Isis for the performance of services contemplated under the Development Plan.

17.                               Term and Termination.

17.1        Term.   This Agreement shall be effective as of the Closing Date and shall expire on the last day of the Term, unless the Agreement is earlier terminated as specified in this Article 17.

17.2        Termination for Isis’ Breach.

(a)           Symphony GenIsis may terminate this Agreement at any time upon written notice to Isis if Isis is in material default or breach of this Agreement, and such material default or breach continues unremedied for a period of sixty (60) days after written notice thereof is delivered to Isis. Such cure period may be extended if (i) Isis reasonably believes such breach can be cured within ninety (90) days of Isis’ receipt of Symphony GenIsis’ written notice of such breach (and notifies Symphony GenIsis in writing of such belief and the basis for such belief), and (ii) Symphony GenIsis, acting reasonably, agrees. If Isis fails to remedy the default or breach within the applicable cure period, Symphony GenIsis may by final notice of termination to Isis terminate this Agreement.

(b)           In the event that Symphony GenIsis terminates this Agreement pursuant to Section 17.2(a) above, Isis may exercise its Purchase Option, pursuant to Section 1(c)(v) of the Purchase Option Agreement, within five (5) Business Days of receiving such notice of termination from Symphony GenIsis; provided, that if such termination occurs after a Change of Control with respect to Isis has occurred, and if the successor entity chooses not to exercise its Purchase Option, then Holdings may exercise its Put Option pursuant Section 2A of the Purchase Option Agreement.

17.3        Termination for Symphony GenIsis’ Breach.   Isis may terminate this Agreement at any time upon written notice to Symphony GenIsis if Symphony GenIsis is in material default or breach of this Agreement, and such material default or breach continues unremedied for a period of sixty (60) days after written notice thereof is delivered to Symphony GenIsis. Such cure period may be extended if (i) Symphony GenIsis reasonably believes such breach can be cured within ninety (90) days of Symphony GenIsis’ receipt of Isis’ written notice of such breach (and notifies Isis in writing of such belief and the basis for such belief), and (ii) Isis, acting reasonably,

24

agrees. If Symphony GenIsis fails to remedy the default or breach within the applicable cure period, Isis may by final notice of termination to Symphony GenIsis terminate this Agreement.

17.4        Termination of License Agreement.   This Agreement shall automatically terminate upon the termination of the Novated and Restated Technology License Agreement.

17.5        Survival.

(a)           The agreements and covenants of the Parties set forth in Articles 10, 11, 15, 16 and 18, and Sections 6.7 and 17.5 shall survive the expiration or termination of this Agreement. In addition, Section 8.2 shall, to the extent that the costs and expenses reimbursable thereunder have been incurred or become uncancellable prior to such termination, also survive such expiration.

(b)           If Isis does not exercise the Purchase Option, in addition to the provisions specified in Section 17.5(a), then Section 5.4 shall also survive such unexercised expiration.

18.                               Miscellaneous.

18.1        No Petition.   Isis covenants and agrees that, prior to the date which is one (1) year and one (1) day after the expiration of the Term, Isis will not institute or join in the institution of any bankruptcy, insolvency, reorganization or similar proceeding against Symphony GenIsis. The provisions of this Section 18.1 shall survive the termination of this Agreement.

18.2        Notices.   Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any Party shall be in writing and shall be deemed given only if delivered to the Party personally or sent to the Party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 18.2), by next Business Day delivery by a nationally recognized courier service, or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the Party at its address set forth below:

Isis:

Isis Pharmaceuticals, Inc.
1896 Rutherford Road
Carlsbad, CA 92008-7208
Attn:  B. Lynne Parshall
Facsimile:  (760) 603-4652

25

With a copy to:

Isis Pharmaceuticals, Inc.
1896 Rutherford Road
Carlsbad, CA 92008-7208
Attn:  General Counsel
Facsimile:  (760) 268-4922

Symphony GenIsis:

Symphony GenIsis, Inc.
7361 Calhoun Place, Suite 325
Rockville, MD  20850
Attn:  Charles W. Finn, Ph.D.
Facsimile:  (301) 762-6154

Holdings:

Symphony GenIsis Holdings LLC
7361 Calhoun Place, Suite 325
Rockville, MD  20850
Attn:  Joseph P. Clancy
Facsimile:  (301) 762-6154

with copies to:

Symphony Capital Partners, L.P.
875 Third Avenue
18th Floor
New York, NY  10022
Attn: Mark Kessel
Facsimile:  (212) 632-5401

and

Symphony Strategic Partners, LLC
875 Third Avenue
18th Floor
New York, NY  10022
Attn: Mark Kessel
Facsimile:  (212) 632-5401

or to such other address as such Party may from time to time specify by notice given in the manner provided herein to each other Party entitled to receive notice hereunder.

26

18.3        Governing Law; Consent to Jurisdiction and Service of Process.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)           Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in The City of New York, Borough of Manhattan, and any appellate court from any jurisdiction thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such federal court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any action or proceeding relating to this Agreement.

(c)           Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

18.4        WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

18.5        Entire Agreement.   This Agreement (including any Annexes, Schedules, Exhibits or other attachments hereto) constitutes the entire agreement between the Parties with respect to the matters covered hereby, and no oral or written statement may be used to interpret or vary the meaning of the terms and conditions hereof. This Agreement supersedes all prior agreements and understanding with respect to such matters between the Parties, including the Research and Development Agreement but excluding the Operative Documents.

18.6        Amendment; Successors; Assignment; Counterparts.

(a)           The terms of this Agreement shall not be altered, modified, amended,      waived or supplemented in any manner whatsoever except by a written instrument signed by each of the Parties.

(b)           Nothing expressed or implied herein is intended or shall be construed to confer upon or to give to any Person, other than the Parties (and, to the extent of Section 18.8, RRD), any right, remedy or claim under or by reason of this Agreement or of any

27

term, covenant or condition hereof, and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the Parties (and, to the extent of Section 18.8, RRD) and their successors and permitted assigns.

(c)           This Agreement may not be assigned by either Party hereto without the prior written consent of the other part; provided that, in the event Isis undergoes a Change of Control in compliance with Article 14 hereof, Isis may assign this Agreement to its Successor Entity.

(d)           This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed an original but all of which taken together shall constitute one and the same Agreement.

18.7        Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

18.8        Third Party Beneficiary.  Each of the Parties agrees that RRD shall be a third party beneficiary of Articles 2, 8 and 16, and Sections 4.1, 4.2(a), 4.2(b), 7.1, 7.4, 9.1(f), 15.2 and 18.6(b) of this Agreement.

[SIGNATURES FOLLOW ON NEXT PAGE]

28

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year above written.

SYMPHONY GENISIS HOLDINGS LLC

By:	Symphony Capital Partners, L.P.,
its Manager

By:	Symphony Capital GP, L.P.,
its general partner

By:	Symphony GP, LLC,
its general partner

By:	/s/ Mark Kessel
	Name:	Mark Kessel
	Title:	Managing Member

SYMPHONY GENISIS, INC.

By:	/s/ Neil J. Sandler
	Name:	Neil J. Sandler
	Title:	Chairman of the Board

ISIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall, J.D.
	Name:	B. Lynne Parshall, J.D.
	Title:	Executive Vice President, Chief Financial Officer and Secretary

ANNEX A

CERTAIN DEFINITIONS

CERTAIN DEFINITIONS

“$” means United States dollars.

“Accredited Investor” has the meaning set forth in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq.

“Ad Hoc Meeting” has the meaning set forth in Paragraph 6 of Annex B of the Amended and Restated Research and Development Agreement.

“Additional Party” has the meaning set forth in Section 13 of the Confidentiality Agreement.

“Additional Regulatory Filings” means such Governmental Approvals as required to be made under any law applicable to the purchase of the Symphony GenIsis Equity Securities under the Purchase Option Agreement.

“Adjusted Capital Account Deficit” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Affected Member” has the meaning set forth in Section 27 of the Investors LLC Agreement.

“Affiliate” means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, general partner, member or trustee of such Person, or (iii) any Person who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence.  For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person or entities.

“Amended and Restated Research and Development Agreement” means the Amended and Restated Research and Development Agreement dated as of the Closing Date, among Isis, Holdings and Symphony GenIsis.

“ApoB” means apolipoprotein B.

“ApoB Product” means a pharmaceutical composition comprising an ASO that targets ApoB.

“ApoB Program” means the identification, development, manufacture and/or use of any ApoB Product in accordance with the Development Plan.

“ASO” means an oligonucleotide or analog, mimic or mimetic thereof having a sequence that selectively modulates protein synthesis via the binding, partially or wholly, of such oligomeric compound to a complementary nucleic acid sequence encoding, directly or indirectly, said protein.

“Asset Value” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Auditors” means an independent certified public accounting firm of recognized national standing.

“Balance Sheet Deficiency Date” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in The City of New York or the City of San Francisco are authorized or required by law to remain closed.

“Capital Contributions” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Available for Distribution” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Chair” has the meaning set forth in Paragraph 4 of Annex B to the Amended and Restated Research and Development Agreement.

“Change of Control” means and includes the occurrence of any of the following events, but specifically excludes (i) acquisitions of capital stock directly from Isis for cash, whether in a public or private offering, (ii) sales of capital stock by stockholders of Isis, and (iii) acquisitions of capital stock by or from any employee benefit plan or related trust:

(a)           the merger, reorganization or consolidation of Isis into or with another corporation or legal entity in which Isis’ stockholders holding the right to vote with respect to matters generally immediately preceding such merger, reorganization or consolidation, own less than fifty percent (50%) of the voting securities of the surviving entity; or

(b)           the sale of all or substantially all of Isis’ assets or business.

“Class A Member” means a holder of a Class A Membership Interest.

“Class A Membership Interest” means a Class A Membership Interest in Holdings.

“Class B Member” means a holder of a Class B Membership Interest.

“Class B Membership Interest” means a Class B Membership Interest in Holdings.

“Class C Member” means a holder of a Class C Membership Interest.

“Class C Membership Interest” means a Class C Membership Interest in Holdings.

“Client Schedules” has the meaning set forth in Section 5(b) of the RRD Services Agreement.

“Clinical Budget Component” has the meaning set forth in Section 4.1 of the Amended and Restated Research and Development Agreement.

“Closing Date” means April 7, 2006.

“CMC” means the chemistry, manufacturing and controls documentation as required for filings with Regulatory Authority relating to the manufacturing, production and testing of drug products.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committed Capital” means $75,000,000.00.

“Common Stock” means the common stock, par value $0.01 per share, of Symphony GenIsis.

“Company Expenses” has the meaning set forth in Section 5.09 of the Holdings LLC Agreement.

“Company Property” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Confidential Information” has the meaning set forth in Section 2 of the Confidentiality Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of the Closing Date, among Symphony GenIsis, Holdings, Isis, SCP, SSP, Investors, Symphony Capital and RRD, as such agreement may be amended or amended and restated from time to time.

“Conflict Transaction” has the meaning set forth in Article X of the Symphony  GenIsis Charter.

“Control” means, with respect to any material, information or intellectual property right, that a Party owns or has a license to such item or right, and has the ability to grant the other Party access, a license or a sublicense (as applicable) in or to such item or right as provided in the Operative Documents without violating the terms of any agreement or other arrangement with any third party.

“Debt” of any Person means, without duplication:

(a)           all indebtedness of such Person for borrowed money,

(b)           all obligations of such Person for the deferred purchase price of property or services (other than any portion of any trade payable obligation that shall not have remained unpaid for 91 days or more from the later of (A) the original due date of such portion and (B) the customary payment date in the industry and relevant market for such portion),

(c)           all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

(d)           all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in an event of default are limited to repossession or sale of such property),

(e)           all Capitalized Leases to which such Person is a party,

(f)            all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities,

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person,

(h)           the net amount of all financial obligations of such Person in respect of Hedge Agreements,

(i)            the net amount of all other financial obligations of such Person under any contract or other agreement to which such Person is a party,

(j)            all Debt of other Persons of the type described in clauses (a) through (i) above guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss, and

(k)           all Debt of the type described in clauses (a) through (i) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned or held or used under lease or license by such Person, even though such Person has not assumed or become liable for payment of such Debt.

“Development Budget” means the budget (comprised of the Management Budget Component and the Clinical Budget Component) for the implementation of the Development Plan (the initial form of which was agreed upon by Isis and Symphony GenIsis as of the Closing Date and attached to the Amended and Restated Research and Development Agreement as Annex D thereto), as may be further developed and revised from time to time in accordance with the Development Committee Charter and the Amended and Restated Research and Development Agreement.

“Development Committee” has the meaning set forth in Article 3 of the Amended and Restated Research and Development Agreement.

“Development Committee Charter” has the meaning set forth in Article 3 of the Amended and Restated Research and Development Agreement.

“Development Committee Member” has the meaning set forth in Paragraph 1 of Annex B to the Amended and Restated Research and Development Agreement.

“Development Plan” means the development plan covering all the Programs (the initial form of which was agreed upon by Isis and Symphony GenIsis as of the Closing Date and attached to the Amended and Restated Research and Development Agreement as Annex C thereto), as may be further developed and revised from time to time in accordance with the Development Committee Charter and the Amended and Restated Research and Development Agreement.

“Development Services” has the meaning set forth in Section 1(b) of the RRD Services Agreement.

“Director(s)” means the Persons identified as such in the Preliminary Statement of the Indemnification Agreement (including such Persons as may become parties thereto after the date hereof).

“Disclosing Party” has the meaning set forth in Section 3 of the Confidentiality Agreement.

“Discontinuation Closing Date” has the meaning set forth in Section 11.1 of the Amended and Restated Research and Development Agreement.

“Discontinuation Date” means any date designated by Symphony GenIsis which shall occur on or after the 90th day following the receipt by Isis of notice from Symphony GenIsis of Symphony GenIsis’ intent to discontinue a Program in accordance with the terms of the Amended and Restated Research and Development Agreement.

“Discontinuation Option” has the meaning set forth in Section 11.1 of the Amended and Restated Research and Development Agreement.

“Discontinuation Price” has the meaning set forth in Section 11.1 of the Amended and Restated Research and Development Agreement.

“Discontinued Program” has the meaning set forth in Section 2.12 of the Novated and Restated Technology License Agreement.

“Disinterested Directors” has the meaning set forth in Article IX of the Symphony GenIsis Charter.

“Distribution” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Early Purchase Option Exercise” has the meaning set forth in Section 1(c)(iv) of the Purchase Option Agreement.

“Effective Registration Date” has the meaning set forth in Section 1(b) of the Registration Rights Agreement

“Encumbrance” means (i) any security interest, pledge, mortgage, lien (statutory or other), charge or option to purchase, lease or otherwise acquire any interest, (ii) any adverse claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement, license or other encumbrance of any kind, preference or priority, or (iii) any other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement).

“Enhancements” means findings, improvements, discoveries, inventions, additions, modifications, enhancements, derivative works, clinical development data, or changes to the Licensed Intellectual Property and/or Regulatory Files, in each case whether or not patentable.

“Equity Securities” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Excepted Debt” has the meaning set forth in Section 5(c)(iii) of the Purchase Option Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exclusive Field” means human therapeutics, but does not include the Nonexclusive Field.

“Existing NDA” has the meaning set forth in Section 2 of the Confidentiality Agreement.

“Expert” has the meaning set forth in Section 11.1(c) of the Amended and Restated Research and Development Agreement.

“External Directors” means, at any time, up to two (2) Persons elected to the Symphony GenIsis Board after the Closing Date (who shall be neither employees of the Symphony Capital nor of Isis) in accordance with the Symphony GenIsis Charter, the Symphony GenIsis By-laws and Section 4(b)(iv) of the Purchase Option Agreement.

“FDA” means the United States Food and Drug Administration or its successor agency in the United States.

“FDA Sponsor” has the meaning set forth in Section 5.1 of the Amended and Restated Research and Development Agreement.

“Final Termination Date” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.

“Financial Audits” has the meaning set forth in Section 6.6 of the Amended and Restated Research and Development Agreement.

“Financing” has the meaning set forth in the Preliminary Statement of the Purchase Option Agreement.

“Fiscal Year” has the meaning set forth in each Operative Document in which it appears.

“Form S-3” means the Registration Statement on Form S-3 as defined under the Securities Act.

“FTE” has the meaning set forth in Section 4.1 of the Amended and Restated Research and Development Agreement.

“Funds Termination Date” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.

“Funds Termination Notice” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“GCCR” means a glucocorticoid receptor.

“GCCR Product” means a pharmaceutical composition comprising an ASO that targets GCCR.

“GCCR Program” means the identification, development, manufacture and/or use of any GCCR Product in accordance with the Development Plan.

“GCGR” means a glucagon receptor.

“GCGR Product” means a pharmaceutical composition comprising an ASO that targets GCGR.

“GCGR Program” means the identification, development, manufacture and/or use of any GCGR Product in accordance with the Development Plan.

“GenIsis Relevant Action” means an action against others in the courts, administrative agencies or otherwise to prevent or terminate infringement, misappropriation, illegal use or misuse of the Licensed Patent Rights or other Licensed Intellectual Property due to the manufacture, use, sale or importation of an ASO that targets ApoB, GCCR or GCGR, as applicable, in the Exclusive Field.

“Governmental Approvals” means authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by any Governmental Authority.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hedge Agreement” means any interest rate swap, cap or collar agreement, interest rate future or option contract, currency swap agreement, currency future or option contract or other similar hedging agreement.

“Holdings” means Symphony GenIsis Holdings LLC, a Delaware limited liability company.

“Holdings Claims” has the meaning set forth in Section 5.01 of the Warrant Purchase Agreement.

“Holdings LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdings dated as of the Closing Date.

“HSR Filings” means the pre-merger notification and report forms required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IND” means an Investigational New Drug Application, as described in 21 U.S.C. § 355(i)(1) and 21 C.F.R. § 312 in the regulations promulgated by the United States Food and Drug Administration, or any foreign equivalent thereof.

“Indemnification Agreement” means the Indemnification Agreement among Symphony GenIsis and the Directors named therein, dated as of the Closing Date, as such agreement may be amended or amended and restated from time to time.

“IND-Enabling Studies” means the pharmacokinetic and toxicology studies required for filing an IND.

“Indemnified Party” has the meaning set forth in each Operative Document in which it appears.

“Indemnified Proceeding” has the meaning set forth in each Operative Document in which it appears.

“Indemnifying Party” has the meaning set forth in each Operative Document in which it appears.

“Initial Development Budget” means the initial development budget prepared by representatives of Symphony GenIsis and Isis prior to the Closing Date, and attached to the Amended and Restated Research and Development Agreement as Exhibit D thereto.

“Initial Development Plan” means the initial development plan prepared by representatives of Symphony GenIsis and Isis prior to the Closing Date, and attached to the Amended and Restated Research and Development Agreement as Exhibit C thereto.

“Initial Holdings LLC Agreement” means the Agreement of Limited Liability Company of Holdings, dated March 8, 2006.

“Initial Investors LLC Agreement” means the Agreement of Limited Liability Company of Investors, dated March 8, 2006.

“Initial LLC Member” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Interest Certificate” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Overview” means the investment overview describing the transactions entered into pursuant to the Operative Documents.

“Investment Policy” has the meaning set forth in Section 1(a)(vi) of the RRD Services Agreement.

“Investors” means Symphony GenIsis Investors LLC.

“Investors LLC Agreement” means the Amended and Restated Agreement of Limited Liability Company of Investors dated as of the Closing Date

“IRS” means the U.S. Internal Revenue Service.

“Isis” means Isis Pharmaceuticals, Inc., a Delaware corporation.

“Isis 2005 10-K” means the annual report for fiscal year 2005 filed by Isis on Form 10-K on March 16, 2006, pursuant to the Exchange Act.

“Isis Accounting Advisor” means Ernst & Young LLP or Deloitte & Touche USA LLP.

“Isis Common Stock” means the common stock, par value $0.001 per share, of Isis.

“Isis Commitment Amount” has the meaning set forth in Paragraph 14 of Annex B to the Amended and Restated Research and Development Agreement.

“Isis Common Stock Valuation” has the meaning set forth in Section 2(e) of the Purchase Option Agreement.

“Isis Funding Notice” has the meaning set forth in Section 2 of the Research Cost Sharing and Extension Agreement.

“Isis Obligations” has the meaning set forth in Section 6.1 of the Amended and Restated Research and Development Agreement.

“Isis Personnel” has the meaning set forth in Section 8.4 of the Amended and Restated Research and Development Agreement.

“Isis Subcontractor” has the meaning set forth in Section 6.2 of the Amended and Restated Research and Development Agreement.

“Key Personnel” means those Isis Personnel listed on Schedule 6.4 to the Amended and Restated Research and Development Agreement, as such schedule may be updated from time to time by mutual agreement of the parties to the Amended and Restated Research and Development Agreement.

“Knowledge” means the actual (and not imputed) knowledge of the executive officers of Isis, without the duty of inquiry or investigation.

“Law” means any law, statute, treaty, constitution, regulation, rule, ordinance, order or Governmental Approval, or other governmental restriction, requirement or determination, of or by any Governmental Authority.

“License” has the meaning set forth in the Preliminary Statement of the Purchase Option Agreement.

“Licensed Intellectual Property” means the Licensed Patent Rights, Symphony GenIsis Enhancements, Licensor Enhancements and the Licensed Know-How.

“Licensed Know-How” means any and all proprietary technology that is Controlled by Licensor prior to the unexercised expiration or termination of the Purchase Option that relates to, or is exploitable in connection with, the Licensed Patent Rights, Regulatory Files, Products or the Programs, including without limitation, manufacturing processes or protocols, know-how, writings, documentation, data, technical information, techniques, results of experimentation and testing, diagnostic and prognostic assays, specifications, databases, any and all laboratory, research, pharmacological, toxicological, analytical, quality control pre-clinical and clinical data, and other information and materials, whether or not patentable.

“Licensed Patent Rights” means:

(a)           any and all patents, patent applications and invention disclosures Controlled by Licensor prior to the unexercised expiration or termination of the Purchase Option and relating to, or exploitable in connection with, any Product and/or any Program;

(b)           any and all reissues, continuations, divisionals, continuations-in-part, reexaminations, renewals, substitutes, extensions or foreign counterparts of the patents, patent applications and invention disclosures described in (a) filed prior to the unexercised expiration or termination of the Purchase Option; and

(c)           any and all reissues, continuations, divisionals, continuations-in-part, reexaminations, renewals, substitutes, extensions or foreign counterparts of the patents, patent applications and invention disclosures described in (a) or (b) filed after the unexercised expiration or termination of the Purchase Option but solely to the extent the subject matter in any such continuation-in-part embodies Licensed Know-How or has been disclosed in the patents or patent applications described in (a) or (b).

Licensed Patent Rights include any and all patents and patent applications that claim Licensor Enhancements or Symphony GenIsis Enhancements and Program-Specific Patents.

“Licensor” means Isis.

“Licensor Enhancements” means all findings, improvements, discoveries, inventions, additions, modifications, enhancements, derivative works, clinical development data, or changes to the Licensed Know-How, Regulatory Files, Products or the Programs, in each case, developed by Licensor during the Term (in each case whether or not patentable), to the extent such items do not otherwise qualify as Symphony GenIsis Enhancements hereunder, regardless of whether such work is funded by Symphony GenIsis or Isis.

“Lien” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Liquidating Event” has the meaning set forth in Section 8.01 of the Holdings LLC Agreement.

“LLC Agreements” means the Initial Holdings LLC Agreement, the Holdings LLC Agreement, the Initial Investors LLC Agreement and the Investors LLC Agreement.

“Loss” has the meaning set forth in each Operative Document in which it appears.

“Major Market” means the United States, Germany, the United Kingdom, Italy, Spain, Japan, India, France and Canada.

“Management Budget Component” has the meaning set forth in Section 4.1 of the Amended and Restated Research and Development Agreement.

“Management Fee” has the meaning set forth in Section 6(a) of the RRD Services Agreement.

“Manager” means (i) for each LLC Agreement in which it appears, the meaning set forth in such LLC Agreement, and (ii) for each other Operative Document in which it appears, RRD in its capacity as manager of Symphony GenIsis.

“Management Services” has the meaning set forth in Section 1(a) of the RRD Services Agreement.

“Manager Event” has the meaning set forth in Section 3.01(g) of the Holdings LLC Agreement.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (i) the business, assets, property or condition (financial or otherwise) of such Person or, (ii) its ability to comply with and satisfy its respective agreements and obligations under the Operative Documents or, (iii) the enforceability of the obligations of such Person of any of the Operative Documents to which it is a party.

“Material Subsidiary” means, at any time, a Subsidiary of Isis having assets in an amount equal to at least 5% of the amount of total consolidated assets of Isis and its Subsidiaries (determined as of the last day of the most recent reported fiscal quarter of Isis) or revenues or net income in an amount equal to at least 5% of the amount of total consolidated revenues or net income of Isis and its Subsidiaries for the 12-month period ending on the last day of the most recent reported fiscal quarter of Isis.

“Medical Discontinuation Event” means (a) as specified in each Protocol, those data that, if collected in such Protocol, demonstrate that such Protocol should not be continued or (b) a series of adverse events, side effects or other undesirable outcomes that, when collected in a Protocol, would cause a reasonable FDA Sponsor to discontinue such Protocol.

“Membership Interest” means (i) for each LLC Agreement in which it appears, the meaning set forth in such LLC Agreement, and (ii) for each other Operative Document in which it appears, the meaning set forth in the Holdings LLC Agreement.

“MOE Gapmer” means a single stranded antisense oligonucleotide of less than [***] nucleotides (i) wherein all of the backbone linkages are modified by adding a sulfur at the non-bridging oxygen (phosphorothioate) and (ii) comprising a region of at least [***] unsubstituted 2′-deoxy nucleotides with the remaining nucleotides contain a 2′-O-(methoxyethyl) substitution at the 2′ position.

“NASDAQ” means the National Association of Securities Dealers Automated Quotation System.

“NDA” means a New Drug Application, as defined in the regulations promulgated by the United States Food and Drug Administration, or any foreign equivalent thereof.

“Nonexclusive Field” means (i) manufacturing (including analytical methods) ASOs, (ii) formulating ASOs, (iii) conducting Research on ASOs and/or (iv) supplying ASOs solely to conduct Research.

“Non-Isis Capital Transaction” means any (i) sale or other disposition of all or part of the Symphony GenIsis Shares or all or substantially all of the operating assets of Symphony GenIsis, to a Person other than Isis or an Affiliate of Isis or (ii) distribution in kind of the Symphony GenIsis Shares following the expiration of the Purchase Option.

“Novated and Restated Technology License Agreement” means the Novated and Restated Technology License Agreement, dated as of the Closing Date, among Isis, Symphony GenIsis and Holdings.

“Operative Documents” means, collectively, the Indemnification Agreement, the Holdings LLC Agreement, the Purchase Option Agreement, the Warrant Purchase Agreement, the Registration Rights Agreement, the Subscription Agreement, the Technology License Agreement, the Novated and Restated Technology License Agreement, the RRD Services Agreement, the Research and Development Agreement, the Research Cost Sharing and Extension Agreement, the Amended and Restated Research and Development Agreement, the Confidentiality Agreement, and each other certificate and agreement executed in connection with any of the foregoing documents.

“Organizational Documents” means any certificates or articles of incorporation or formation, partnership agreements, trust instruments, bylaws or other governing documents.

“Partial Stock Payment” has the meaning set forth in Section 3(a)(iii) of the Purchase Option Agreement.

“Party(ies)” means, for each Operative Document or other agreement in which it appears, the parties to such Operative Document or other agreement, as set forth therein.  With respect to any agreement in which a provision is included therein by reference to a provision in another agreement, the term “Party” shall be read to refer to the parties to the document at hand, not the agreement that is referenced.

“Payment Terms” has the meaning set forth in Section 8.2 of the Amended and Restated Research and Development Agreement.

“Percentage” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Permitted Investments” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Permitted Lien” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

“Personnel” of a Party means such Party, its employees, subcontractors, consultants, representatives and agents.

“Prime Rate” means the quoted “Prime Rate” at JPMorgan Chase Bank or, if such bank ceases to exist or is not quoting a base rate, prime rate reference rate or similar rate for United States dollar loans, such other major money center commercial bank in New York City selected by the Manager.

“Products” means an ApoB Product, a GCCR Product and/or a GCGR Product.

“Profit” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Programs” means the ApoB Program, the GCCR Program and/or the GCGR Program.

“Program-Specific Patents” means

(a)           any and all patents, patent applications and invention disclosures Controlled by Licensor prior to the unexercised expiration or termination of the Purchase Option that claim any composition of matter comprising, or method of using, an ASO targeting any of ApoB, GCCR or GCGR, including but not limited to, the patents and patent applications listed on Annex C to the Novated and Restated Technology License Agreement;

(b)           any and all reissues, continuations, divisionals, continuations-in-part, reexaminations, renewals, substitutes, extensions or foreign counterparts of the patents, patent applications and invention disclosures described in (a) filed prior to the unexercised expiration or termination of the Purchase Option; and

(c)           any and all reissues, continuations, divisionals, continuations-in-part, reexaminations, renewals, substitutes, extensions or foreign counterparts of the patents, patent applications and invention disclosures described in (a) or (b) filed after the unexercised expiration or termination of the Purchase Option but solely to the extent the subject matter in such any continuation-in-part embodyies Licensed Know-How or has been disclosed in the patents or patent applications described in (a) or (b).

“Protocol” means a written protocol that meets the substantive requirements of Section 6 of the ICH Guideline for Good Clinical Practice as adopted by the FDA, effective May 9, 1997 and is included within the Development Plan or later modified or added to the Development Plan pursuant to the Amended and Restated Research and Development Agreement.

“Public Companies” has the meaning set forth in Section 5(e) of the Purchase Option Agreement.

“Purchase Option” has the meaning set forth in Section 1(a) of the Purchase Option Agreement.

“Purchase Option Agreement” means this Purchase Option Agreement dated as of the Closing Date, among Isis, Holdings and Symphony GenIsis.

“Purchase Option Closing” has the meaning set forth in Section 2(a) of the Purchase Option Agreement.

“Purchase Option Closing Date” has the meaning set forth in Section 2(a) of the Purchase Option Agreement.

“Purchase Option Commencement Date” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.

“Purchase Option Exercise Date” has the meaning set forth in Section 2(a) of the Purchase Option Agreement.

“Purchase Option Exercise Notice” has the meaning set forth in Section 2(a) of the Purchase Option Agreement.

“Purchase Option Interim Date” has the meaning set forth in Section 2(b)(i) of the Purchase Option Agreement.

“Purchase Option Period” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.

“Purchase Price” has the meaning set forth in Section 2(b) of the Purchase Option Agreement.

“Put Option” has the meaning set forth in Section 2A of the Purchase Option Agreement.

“Put Option Exercise Notice” has the meaning set forth in Section 2A of the Purchase Option Agreement.

“QA Audits” has the meaning set forth in Section 6.5 of the Amended and Restated Research and Development Agreement.

“Quarterly Price” has the meaning set forth in Section 2(b)(i) of the Purchase Option Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Closing Date, between Isis and Holdings.

“Registration Statement” has the meaning set forth in Section 1(b) of the Registration Rights Agreement.

“Regulatory Authority” means the United States Food and Drug Administration, or any successor agency in the United States, or any health regulatory authority(ies) in any other country that is a counterpart to the FDA and has responsibility for granting registrations or other regulatory approval for the marketing, manufacture, storage, sale or use of drugs in such other country.

“Regulatory Allocation” has the meaning set forth in Section 3.06 of the Holdings LLC Agreement.

“Regulatory Files” means any IND, NDA or any other filings filed with any Regulatory Authority with respect to the Programs.

“Representative” of any Person means such Person’s shareholders, principals, directors, officers, employees, members, managers and/or partners.

“Research” means research, including gene function, gene expression and target validation research, which may include small pilot toxicology studies but excludes IND-Enabling Studies or dosing humans.  Research does not include commercialization.

“Research Cost Sharing and Extension Agreement” means the Research Cost Sharing and Extension Agreement dated as of the Closing Date, among Isis, Holdings and Symphony GenIsis, Inc..

“Research and Development Agreement” means the Research and Development Agreement dated as of the Closing Date, between Isis and Holdings.

“RRD” means RRD International, LLC, a Delaware limited liability company.

“RRD FTE Budget” means the budget attached to the RRD Services Agreement as Exhibit 3 thereto.

“RRD Indemnified Party” has the meaning set forth in Section 10(a) of the RRD Services Agreement.

“RRD Investment Personnel” has the meaning set forth in Section 1(a)(v) of the RRD Services Agreement.

“RRD Loss” has the meaning set forth in Section 10(a) of the RRD Services Agreement.

“RRD Personnel” has the meaning set forth in Section 1(a)(ii) of the RRD Services Agreement.

“RRD Services Agreement” means the RRD Services Agreement between Symphony GenIsis and RRD, dated as the Closing Date, 2006.

“Schedule K-1” has the meaning set forth in Section 9.02(a) of the Holdings LLC Agreement.

“Scheduled Meeting” has the meaning set forth in Paragraph 6 of Annex B of the Amended and Restated Research and Development Agreement.

“Scientific Discontinuation Event” has the meaning set forth in Section 4.2(c) of the Amended and Restated Research and Development Agreement.

“SCP” means Symphony Capital Partners, L.P., a Delaware limited partnership.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Stockholder Questionnaire” has the meaning set forth in Section 4(a) of the Registration Rights Agreement.

“Shareholder” means any Person who owns any Symphony GenIsis Shares.

“Solvent” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“SSP” means Symphony Strategic Partners, LLC, a Delaware limited liability company.

“Stock Payment Date” has the meaning set forth in Section 2 of the Subscription Agreement.

“Stock Purchase Price” has the meaning set forth in Section 2 of the Subscription Agreement.

“Subcontracting Agreement” has the meaning set forth in Section 6.2 of the Amended and Restated Research and Development Agreement.

“Sublicensed Intellectual Property” has the meaning set forth in Section 3.2 of the Novated and Restated Technology License Agreement.

“Sublicense Obligations” has the meaning set forth in Section 3.2 of the Novated and Restated Technology License Agreement.

“Subscription Agreement” means the Subscription Agreement between Symphony GenIsis and Holdings, dated as the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency); (b) the interest in the capital or profits of such partnership, joint venture or limited liability company; or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Surviving Entity” means the surviving legal entity which is surviving entity to Isis after giving effect to a Change of Control.

“Symphony Capital” means Symphony Capital LLC, a Delaware limited liability company.

“Symphony Fund(s)” means Symphony Capital Partners, L.P., a Delaware limited partnership, and Symphony Strategic Partners, LLC, a Delaware limited liability company.

“Symphony GenIsis” means Symphony GenIsis, Inc., a Delaware corporation.

“Symphony GenIsis Auditors” has the meaning set forth in Section 5(b) of the RRD Services Agreement.

“Symphony GenIsis Board” means the board of directors of Symphony GenIsis.

“Symphony GenIsis By-laws” means the By-laws of Symphony GenIsis, as adopted by resolution of the Symphony GenIsis Board on the Closing Date.

“Symphony GenIsis Charter” means the Amended and Restated Certificate of Incorporation of Symphony GenIsis, dated as of the Closing Date.

“Symphony GenIsis Director Event” has the meaning set forth in Section 3.01(h)(i) of the Holdings LLC Agreement.

“Symphony GenIsis Enhancements” means findings, improvements, discoveries, inventions, additions, modifications, enhancements, derivative works, clinical development data, or changes to the Licensed Know-How, Regulatory Files, Products or the Programs, made by or on behalf of Symphony GenIsis during the Term, in each case whether or not patentable, including any such findings, improvements, discoveries, inventions, additions, modifications, enhancements, derivative works, clinical development data, or changes related to data and information generated or derived by RRD and assigned to Symphony GenIsis pursuant to Section 12 of the RRD Services Agreement.

“Symphony GenIsis Equity Securities” means the Common Stock and any other stock or shares issued by Symphony GenIsis.

“Symphony GenIsis Loss” has the meaning set forth in Section 10(b) of the RRD Services Agreement.

“Symphony GenIsis Shares” has the meaning set forth in Section 2.02 of the Holdings LLC Agreement.

“Tangible Materials” means any tangible documentation, whether written or electronic, existing as of the Closing Date or during the Term, that is Controlled by the Licensor, embodying or relating to the Licensed Intellectual Property, Regulatory Files, Products or the Programs, including, but not limited to, safety, efficacy or other data related to the Products or Programs, documentation, patent applications and invention disclosures.

“Tax Amount” has the meaning set forth in Section 4.02 of the Holdings LLC Agreement.

“Technology License Agreement” means the Technology License Agreement, dated as of the Closing Date, between Isis and Holdings.

“Term” has the meaning set forth in Section 4(b)(iii) of the Purchase Option Agreement, unless otherwise stated in any Operative Document.

“Territory” means the world.

“Third Party IP” has the meaning set forth in Section 2.9 of the Novated and Restated Technology License Agreement.

“Third Party Licensor” means a third party from which Isis has received a license or sublicense to Licensed Intellectual Property.

“Transfer” has for each Operative Document in which it appears the meaning set forth in such Operative Document.

“Transferee” has, for each Operative Document in which it appears, the meaning set forth in such Operative Document.

“Voluntary Bankruptcy” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Warrant Closing” has the meaning set forth in Section 2.03 of the Warrant Purchase Agreement.

“Warrant Date” has the meaning set forth in Section 2.02 of the Warrant Purchase Agreement.

“Warrant Purchase Agreement” means the Warrant Purchase Agreement, dated as of the Closing Date, between Isis and Holdings.

“Warrant Shares” has the meaning set forth in Section 2.01 of the Warrant Purchase Agreement.

“Warrant Surrender Price” has the meaning set forth in Section 7.08 of the Warrant Purchase Agreement.

“Warrants” has the meaning set forth in Section 2.01 of the Warrant Purchase Agreement.

ANNEX B

DEVELOPMENT COMMITTEE CHARTER

[***]

ANNEX C

INITIAL DEVELOPMENT PLAN

[***]

ANNEX D

INITIAL DEVELOPMENT BUDGET

[***]

ANNEX E

PAYMENT TERMS

[***]

E-1

Schedule 6.4

KEY PERSONNEL OF ISIS

[***]

Schedule 12.1(f)

DISCLOSED MATERIAL CONTRACTS

[***]